Exhibit 99.1

SABA PROVIDES UPDATE ON STATUS OF

ONGOING ACCOUNTING REVIEW

Redwood Shores, Calif., August 6, 2012 – Saba (NASDAQ: SABA), the premier provider of people-centric enterprise solutions, today announced that as a result of the previously reported accounting review, Company management has determined, in consultation with the Audit Committee of the Company’s Board of Directors, that the Company’s annual financial results for fiscal years 2011 and 2010, and the quarterly results for the periods within such fiscal years and for the first and second quarters of fiscal year 2012, should be restated. In addition, the Company is assessing whether any adjustments will also be required with respect to the Company’s financial statements for fiscal years 2009 and 2008.

Restatement of Prior Period Results

As previously reported, the Audit Committee voluntarily initiated an accounting review and identified instances in India of improper time-recording in the Company’s professional services business and that the Company prematurely recorded revenue of $271,000 on an international transaction in the quarter ended November 30, 2010. Company management has evaluated the potential impact of the Committee’s findings on the Company’s prior period financial statements and concluded that a restatement is required.

Anticipated Adjustments

Management is currently determining and quantifying the specific adjustments that need to be made. Based on its review to date, the Company anticipates making adjustments in the following areas:

•	Services revenue from certain consulting projects that involved the Company’s subsidiary in India did not meet the requirements for recognition as the services were performed;

•

Revenue from software licenses and related product support sold together with consulting services rendered by the Company’s subsidiary in India did not meet the requirements for recognition of such license revenue on delivery of the related software and of such product support revenue ratably from the software delivery date;

•	Additional miscellaneous adjustments necessitated by the anticipated revenue adjustments, such as those related to the direct cost of affected consulting revenue and taxes; and

•	Timing of recognition of $271,000 of revenue from an international transaction that was prematurely recorded in the quarter ended November 30, 2010.

Anticipated Effects

Based on its review to date and the expected revenue adjustments, the Company anticipates that the impact of the restatement on its financial statements will include:

•	The Company believes that the restatement will change the time period during which the affected revenues were recognized, generally shifting the timing of such revenues to later periods;

•	The Company does not believe the restatement will result in material changes in the cumulative revenue to be recognized under the Company’s contractual arrangements; and

•	The Company does not believe that the restatement will result in material changes in cumulative cash flow from operations.

Reporting of Third and Fourth Quarter Results for Fiscal 2012

As a result of the Company’s pending restatement of prior financial results, the Company is not presently able to report its financial results for the third quarter ended February 29, 2012 or for the fiscal year ended May 31, 2012.

The Company anticipates that the restatement will result in an adjustment to the Company’s previously reported preliminary results for the third quarter ended February 29, 2012. The impact of the restatement on the Company’s third quarter results has not yet been determined.

Timeline for Restatement

As a result of the accounting review and pending restatement, the Company has delayed its filing with the SEC of its Form 10-Q for the quarter ended February 29, 2012, as previously reported, and expects that it will delay its filing with the SEC of its Form 10-K for the fiscal year ended May 31, 2012. The Company is working to complete the restatement of prior financial statements as soon as practicable. Upon completion of the accounting work relating to the restatement, the Company will file with the SEC the required periodic reports to implement the restatement and become current in its filings with the SEC.

Credit Facility Extension

On July 31, 2012, the Company entered into a fourth letter agreement with Wells Fargo Bank, National Association, pursuant to which Wells Fargo extended to August 31, 2012 the time for the Company’s delivery to Wells Fargo of the Form 10-Q and financial statements for its quarter ended February 29, 2012 under the Credit Agreement between the Company and Wells Fargo.

About Saba

Saba (NASDAQ: SABA) enables organizations to build a transformative workplace that leverages the advent of social networking in business and the ubiquity of mobile to empower an organization’s most mission-critical assets – its people. The company provides a set of people-centric enterprise solutions to various businesses and industries worldwide. Saba delivers cloud-based learning management, talent management, and social enterprise solutions to transform the way people work.

Saba’s premier customer base includes major global organizations and industry leaders in financial services, life sciences and healthcare, high tech, automotive and manufacturing, retail, energy and utilities, packaged goods, and public sector organizations. Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call +1-877-SABA-101 or +1-650-779-2791. SABA, the Saba logo, Saba Centra, and the marks relating to Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. or its affiliates. All other trademarks are the property of their respective owners.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation: statements relating to the expected impact of the restatement on the Company’s previously reported financial results, including the periods affected and the scope of anticipated changes in such prior period results, statements relating to the expected impact of the restatement on the Company’s results for the third and fourth quarters of fiscal year 2012, statements relating to the Company’s anticipated financial results for the third and fourth quarters of fiscal year 2012, statements relating to the expected timing of completion of the restatement, and statements relating to the expected timing of the filing of the Company’s periodic reports with the SEC with respect to the restatement and the Company’s third and fourth quarter results for fiscal year 2012. The actual timing or outcome of these matters could differ materially from those expressed in any forward-looking statements due to, among other things, other required adjustments to the Company’s financial statements that are not currently known or identified or other information that comes to the attention of management of the Company during the course of implementing the restatement adjustments. In addition, Saba faces other risks and uncertainties that could affect its ability to complete the filing of its Form 10-Q and to regain compliance with the NASDAQ listing requirements. Readers should refer to the section entitled “Risk Factors” in the Form 10-K for the fiscal year ended May 31, 2011, and similar disclosures in subsequent reports filed with the SEC. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

Contact:

Roy Lobo

Saba

VP of Investor Relations

(650) 696-1610

roylobo@saba.com